Exhibit 10.3

TAX REIMBURSEMENT AND INDEMNITY AGREEMENT

This TAX REIMBURSEMENT AND INDEMNITY AGREEMENT (the “Agreement”), dated as of September 23, 2016, is made and entered into by and between Caesars Interactive Entertainment, Inc., a Delaware corporation (the “CIE”), and Craig Abrahams (“Executive”).

WHEREAS, CIE has entered into a Stock Purchase Agreement (the “Purchase Agreement”) dated as of July 30, 2016, by and among CIE and Alpha Frontier Limited, a Cayman Island exempted company (the “Purchaser”), with Caesars Growth Partners, LLC and CIE Growth, LLC, each acting in their limited capacities as guarantors (collectively, the “Guarantors”), pursuant to which CIE will sell substantially all of the assets of its social and mobile games business to the Purchaser (the “Sale”); and

WHEREAS, in connection with the Sale, CIE and Executive desire to enter into this Agreement with respect to the Payments (as defined below) to be received by Executive.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Certain Payments.

(a)    Gross-Up Payments. If it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise (each, a “Payment”)) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) as such, is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then CIE shall pay to Executive an additional cash amount (the “Gross-Up Payment”) with respect to each such Payment. The amount of each Gross-Up Payment shall be sufficient that, after paying (x) any Excise Tax on the Payment, (y) any federal, state or local income or employment taxes and Excise Tax on the Gross-Up Payment, and (z) any interest and penalties imposed in respect of the Excise Tax, Executive will retain an amount equal to the full amount of the Payment.

(b)    Determinations. Subject to the provisions of Section 1(c) below, all determinations required to be made under this Section 1, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by Pricewaterhouse Coopers LLP, the accounting firm used by CIE immediately prior to the closing of the Sale (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to CIE and Executive prior to the closing of the Sale and within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by CIE. All fees and expenses of the Accounting Firm shall be borne solely by CIE. For purposes of making the calculations required by this Agreement, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any determination by the Accounting Firm shall be binding upon CIE and Executive.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by CIE should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event Executive is required by a taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by CIE to or for the benefit of Executive but in no event later than the last day of Executive’s taxable year following the year in which such Underpayment is remitted to the appropriate taxing authorities.

(c)    Claims by Taxing Authority. Executive shall notify CIE in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by CIE of a Gross-Up Payment or that there has been an Underpayment. Such notification shall be given as soon as practicable, but no later than 10 business days after Executive is informed in writing of such claim. Executive shall apprise CIE of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to CIE (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If CIE notifies Executive in writing prior to the expiration of such period that CIE desires to contest such claim, Executive shall:

(i) give CIE any information reasonably requested by CIE relating to such claim;

(ii) take such action in connection with contesting such claim as CIE shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney expert in such area reasonably selected by CIE;

(iii) cooperate with CIE in good faith in order effectively to contest such claim; and

(iv) permit CIE to participate in any proceedings relating to such claim;

provided, however, that CIE shall bear and pay directly all costs and expenses (including any attorney’s fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 1(c), CIE shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as CIE shall determine; provided, however, that, if CIE directs Executive to pay such claim and to sue for a refund, CIE shall, to the extent permitted by applicable law, advance the amount of such payment to Executive, on an interest-free basis, and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or payment or with respect to any imputed income in connection with such advance or payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, CIE’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)    Refunds. If, after the receipt by Executive of a Gross-Up Payment or payment by CIE of an amount on Executive’s behalf pursuant to Section 1(c) above, Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to CIE’s compliance with the requirements of Section 1(c) above, if applicable) promptly pay to CIE the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by CIE of an amount on Executive’s behalf pursuant to Section 1(c) above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and CIE does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)    Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined in accordance with this Agreement, shall be paid by CIE to Executive within 10 days of the Accounting Firm’s determination that such a Gross-Up Payment is required or, if earlier, at the same time withholding taxes for the related Excise Tax are due; provided that the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 1(c) above that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

2.    Termination of Agreement. In the event the Purchase Agreement is terminated prior to consummation of the Sale, this Agreement shall automatically and without further action terminate.

3.    Amendments; Entire Agreement. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation any provision of the employment agreement between Executive and CIE regarding Excise Taxes.

4.    Assignment. This Agreement cannot be assigned by any party hereto, except with the written consent of the other parties. Any assignment of this Agreement by any party shall not relieve such party of its or his or her obligations hereunder. This Agreement shall be binding on any successor to CIE.

5.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of CIE.

6.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable therein.

7.    Notices. Any notice to be given hereunder by either party to the other may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses set forth below, but each party may change his, her or its address by written notice in accordance with this Section 7. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

Executive:	Craig Abrahams

CIE:	Caesars Interactive Entertainment, Inc.
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: General Counsel

8.    Legal Advice. The Executive hereby agrees and recognizes that he/she has had sufficient opportunity to seek independent legal counsel before having signed the present Agreement.

9.    Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

10.    Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

11.    Withholding Taxes. Any payments or benefits to be made or provided to Executive pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal and provincial withholding tax laws.

12.    Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

CAESARS INTERACTIVE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Mitch Garber
Name:	Mitch Garber
Title:	Chief Executive Officer

EXECUTIVE

/s/ Craig Abrahams
Craig Abrahams

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